Exhibit 99




FOR IMMEDIATE RELEASE
                              Contact:  Dale Lam
                                        Chief Financial Officer
                                        (540) 896-0457


         WLR FOODS' BOARD AUTHORIZES SHARE REPURCHASE PROGRAM


Broadway, Virginia, December 15, 1999   WLR Foods, Inc. (Nasdaq: WLRF)
today announced that its Board of Directors has authorized the Company to repurchase up to $10 million of WLR Foods' outstanding stock.
Based on the closing price on December 14, 1999, this represents approximately 1.7 million shares, or approximately 10% of the Company's total shares outstanding. The shares will be purchased on the open market from time to time, and purchases will be made through funds generated from operations or borrowed on established lines of credit.

James L. Keeler, President and Chief Executive Officer of WLR Foods, commented: "Over the past two years, we have taken steps to significantly enhance the efficiency and profitability of our operations and strengthen the Company financially. While the chicken markets remain weak, we are pleased with the strong performance of our turkey business during the current holiday season. Furthermore, based on our recently completed strategic plan, we have identified additional profitability enhancements which we can accomplish without significant capital requirements. Given these factors and the current valuation of our stock, we feel that the repurchase of our own shares represents an attractive investment, and demonstrates our confidence in the Company's future prospects."

WLR Foods is a fully integrated provider of high quality turkey and chicken products primarily under the Wampler Foods(R) brand. It is nationally ranked as the seventh largest poultry processor by sales volume and is an international leader in poultry exports. WLR Foods has processing operations in Virginia, North Carolina, West Virginia, and Pennsylvania.

Certain statements in this news release regarding future expectations and financial performance, other than historical information, may be regarded as "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Except for historical information, the matters set forth in this release include forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include, but are not limited to, such factors as fluctuations in the cost and availability of raw materials such as the grains used in our poultry feeds, market conditions for products and competitive proteins both domestically and abroad, weather, flock health, and changes in federal, state, local and foreign regulations and laws affecting our ability to transact business.
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